LAIDLAW INTERNATIONAL REPORTS RESULTS FOR THIRD QUARTER FISCAL 2005
Completes Balance Sheet Transformation
Adopts Quarterly Dividend Policy
Achieves Investment Grade Ratings

NAPERVILLE, Ill., July 7, 2005 — Laidlaw International, Inc. (NYSE: LI), a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services, today reported financial results for its fiscal third quarter ended May 31, 2005. Following completion of the company’s recapitalization plan last week, Laidlaw’s Board of Directors has adopted a policy to pay a $0.15 per share quarterly dividend to the owners of the company’s common stock.

For the third quarter 2005, the company had income from continuing operations of $30 million as compared to $32 million for the prior year, and earnings per share from continuing operations of $0.30 as compared to $0.31 for the prior year. For the nine month period of fiscal 2005, income from continuing operations was $76 million as compared to $57 million for the prior year, and earnings per share were $0.74 as compared to $0.55.

“Laidlaw has made substantial progress in the last two years,” said Kevin Benson, President and Chief Executive Officer. “We have focused the portfolio on our core transportation expertise and continue to target profitability improvements in these businesses. The successful sale of our healthcare assets has let us pay off more than $800 million of debt and achieve investment grade ratings. The adoption of a quarterly dividend policy demonstrates our confidence in the earnings power of Laidlaw.”

Revenue for the third quarter of 2005 was $836 million, relatively flat to prior year reflecting the company’s efforts to focus on improving profitability by shedding underperforming contracts and bus routes. Favorable foreign exchange translation offset the impact of the elimination of the contracts and the termination of bus routes.

While operating income for the third quarter of 2005 of $62 million was down $12 million from the previous year, EBITDA of $133 million for the same period was only marginally lower than EBITDA of $135 million for the third quarter of 2004. The company’s success at managing compensation and insurance costs was offset by high fuel costs, a loss on the sale of non-core tour bus operations in western Canada and other incremental corporate costs.

EBITDA is a non-GAAP financial measure, representing operating income plus depreciation and amortization. A schedule reconciling EBITDA to income from continuing operations is provided as a supplement to this release.

The Board has declared the first dividend payable on August 25, 2005 to stockholders of record as of August 4, 2005. While Laidlaw intends to pay regular quarterly dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board at its discretion.

As the company has outlined in the past, the strategic plans prioritize improvements in profitability rather than revenue growth. As a result, consolidated revenue from continuing operations for fiscal 2005 is expected to be flat to down 2% over fiscal 2004. EBITDA from continuing operations for fiscal 2005 is projected to range from $405 to $420 million. On a continuing operations basis Laidlaw reported EBITDA for fiscal 2004 of $373 million. Net capital expenditures for fiscal 2005 are projected to be approximately $170 to $180 million.

As of May 31, 2005, the company had unrestricted cash and cash equivalents of $428 million and debt outstanding of $543 million. At completion of its debt recapitalization, the company forecasts to have debt outstanding of approximately $315 million. Net capital expenditures for the nine month period were $109 million as compared to $124 million for the prior year.

The company will hold a conference call hosted by senior management to discuss the financial results on Friday, July 8, 2005 at 10:00 a.m. (eastern). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

800-370-0740 – (US and Canada)
973-409-9259 – (International)

A replay will be available immediately after the conference call through August 8, 2005. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 6161478. Additionally, the web cast will be archived on the company’s website.

Forward-Looking Statements

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to:

• Economic and other market factors, including competitive pressures and changes in pricing policies;

• The ability to implement initiatives designed to increase operating efficiencies or improve results;

• Control of costs related to accident and other risk management claims;

• Costs and risks associated with litigation;

• Changes in interpretations of existing, or adoption of new legislation, regulations or other laws;

• Changes in homeland security or terrorist activity;

• Potential changes in the mix of businesses we operate; and

• Increases in prices of fuel and shortages.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects, including in “Note Regarding Forward-Looking Statements” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations “ in the company’s Form 10-K for the year ended August 31, 2004, and as may be detailed in the company’s other filings from time to time with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Revenue	$836.1	$838.1	$2,413.5	$2,414.6
Compensation expense	413.2	424.3	1,206.9	1,234.1
Insurance and accident claim costs	47.6	56.5	137.8	182.7
Vehicle related costs	64.5	64.1	191.6	193.1
Fuel	54.8	45.0	153.7	126.1
Occupancy costs	39.3	38.6	116.4	116.9
Depreciation and amortization	70.6	61.6	203.8	189.5
Other operating expenses	84.1	74.2	231.3	226.7

Operation income	62.0	73.8	172.0	145.5
Interest expense	(20.0)	(19.6)	(59.1)	(57.6)
Other income (expenses), net	4.5	(0.2)	9.5	(3.9)

Income from continuing
operations before income taxes	46.5	54.0	122.4	84.0
Income tax expense	(16.1)	(22.0)	(46.5)	(27.2)

Income from continuing operations	30.4	32.0	75.9	56.8
Income (loss) from discontinued operations	(1.0)	2.6	220.1	7.6

Net income	$29.4	$34.6	$296.0	$64.4

Basic earnings (loss) per share
Continuing operations	$0.30	$0.32	$0.76	$0.57
Discontinued operations	(0.01)	0.03	2.20	0.07

Net income	$0.29	$0.35	$2.96	$0.64

Diluted earnings (loss) per share
Continuing operations	$0.30	$0.31	$0.74	$0.55
Discontinued operations	(0.01)	0.02	2.14	0.07

Net income	$0.29	$0.33	$2.88	$0.62

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Revenue
Education services	$464.0	$459.7	$1,321.0	$1,310.2
Greyhound	294.5	299.7	864.0	881.1
Public transit	77.6	78.7	228.5	223.3
Consolidated	$836.1	$838.1	$2,413.5	$2,414.6

EBITDA
Education services	$119.0	$118.4	$317.1	$300.4
Greyhound	9.6	15.6	46.5	37.6
Public transit	4.0	1.4	12.2	(3.0)
Consolidated	$132.6	$135.4	$375.8	$335.0

EBITDA Margins
Education services	25.6%	25.8%	24.0%	22.9%
Greyhound	3.3%	5.2%	5.4%	4.3%
Public transit	5.2%	1.8%	5.3%	(1.3)%
Consolidated	15.9%	16.2%	15.6%	13.9%
Net Capital Expenditures			109.0	123.9

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
EBITDA	$132.6	$135.4	$375.8	$335.0
Depreciation and amortization	(70.6)	(61.6)	(203.8)	(189.5)
Interest expense	(20.0)	(19.6)	(59.1)	(57.6)
Other income (expense), net	4.5	(0.2)	9.5	(3.9)
Income tax expense	(16.1)	(22.0)	(46.5)	(27.2)

Income from continuing operations	$30.4	$32.0	$75.9	$56.8

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.